Exhibit 99.1

Security Software Provider Wave Systems Names William Solms CEO and Director

Lee, MA—November 19, 2013 —Wave Systems Corp. (NASDAQ: WAVX) announced that the company’s Board of Directors has confirmed William M. Solms, age 50, as Chief Executive Officer. Mr. Solms, who joined Wave in June and has served as Wave’s Acting CEO since October 6, has also been elected to Wave’s Board of Directors. His appointment increases the size of Wave’s Board to six members.

“Bill has brought a commitment to excellence, discipline and accountability since his appointment as Acting CEO,” said Chairman John Bagalay. “In short order, he has begun to implement a plan to re-organize the company, streamline operations and bring clarity and focus to Wave’s place in the security market. Given this progress, the Board felt strongly that Bill was the right choice to continue leading the company.”

Before being named acting CEO, Mr. Solms served as Wave’s Vice President of North American Sales. He had previously worked at Microsoft and at Oracle where he directed the Federal Sales Team for Oracle-On-Demand. A graduate of West Point, Mr. Solms served a distinguished career as an active duty Army officer, ultimately capping his 20+ years of service in the Pentagon as a member of the Joint Staff.

“I’m honored and humbled by the opportunity to lead Wave,” Mr. Solms said. “We have a great team that has produced a first-class product suite—which allows us to be market leaders in key segments of the IT security space. I look forward to bringing a renewed sense of operational excellence and fiscal discipline to the company while at the same time continuing to foster the spirit of innovation that has been a hallmark of Wave.”

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbour for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Company:

Wave Systems Corp.

Michael Wheeler

413-243-7026

mwheeler@wave.com

Investor Relations:

David Collins, Eric Lentini

212-924-9800

wavx@catalyst-ir.com